  Exhibit 99.1

For Immediate Release	Contact: Bradford Nelson
President
Thursday, March 14, 2018	Telephone: (303) 339-0500

Royal Hawaiian Orchards L.P. Completes Sale of its Brands and Macadamia Snack Business

HILO, HI, March 14, 2018 – Royal Hawaiian Orchards, L.P. (the “Partnership”) (OTCQX: NNUTU), through its wholly-owned subsidiary, Royal Hawaiian Macadamia Nut, Inc. (“Royal”), has completed the sale of its brands and macadamia snack business to MacFarms, LLC (“MacFarms”). MacFarms acquired all assets owned by Royal that are used in the marketing and retail sale of macadamia nuts under Royal’s trademark and trade-name brands, including but not limited to the Royal Hawaiian Orchards® trademark, for 11,220,242 fully paid ordinary shares, approximately 13% of the issued shares, in Buderim Group Limited (ASX:BUG), the parent company of MacFarms. The Partnership also entered into a supply agreement to sell kernel at international prices to MacFarms. In addition, the Partnership and MacFarms entered into agreements to process each other’s wet-in-shell nuts as needed and to explore a joint investment in a processing facility in Hawaii.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell and bulk kernel form.